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                                                    Montreal, November 30, 2000

Sand Technology Inc.
4141 Sherbrooke Street West
Suite 410
Westmount, Quebec
Canada H3Z 1B8

Re: Registration on Form F-3
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Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form F-3 of Sand Technology Inc. (the "Company") under the Securities Act of 1933, as amended, for the registration of the resale of Class A Common Shares, without par value, of the Company (the "Shares"), consisting of the following:

(a) 2,900,000 Class A Common Shares may be offered and sold from time to time by the selling shareholders (the "Sprott Shares") identified in this prospectus who originally purchased these shares from the Company in a private placement transaction in Canada (the "Sprott Agreement");

(b) 342,500 Class A Common Shares may be offered and sold from time to time by Sprott Securities Inc., who will originally receive these shares upon the exercise of warrants (the "Sprott Warrant"); and

(c) 263,150 Class A Common Shares may be offered and sold from time to time by Lakeside Financial Services (the "Lakeside Shares") who received these shares from us in a private placement transaction (the "Nucleus International Agreement").

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                                      - 2 -

As counsel for the Company, we have examined and are familiar with the Articles of Incorporation and Bylaws of the Company, the proceedings of the Board of Directors of the Company in connection with the Sprott Agreement, and the Nucleus International Agreement (and the exhibits and schedules thereto, including the Sprott Warrant), and such other documents, certificates, records of the Company, and matters of law as we deemed to be pertinent. We have assumed the accuracy, validity and completeness of all corporate records and information made available to us by the Company and upon which we have relied.

We are qualified to practice law only in the Province of Quebec and do not purport to opine on any laws other than those currently in force in the Province of Quebec and the Canadian federal laws of general application throughout Canada or in the Province of Quebec, in force at the date hereof. We express no opinion and make no representation with respect to the law of any other jurisdiction.

Based upon our examination of such documents and our familiarity with such proceedings, it is our opinion that:

1. The Company is a corporation duly incorporated and organized and validly existing under the CANADA BUSINESS CORPORATIONS ACT and not discontinued under that Act.

2. The Sprott Shares and the Lakeside Shares have been duly and validly issued and are fully paid and non-assessable.

3. The Shares covered by Registration Statement other than the Sprott Shares and the Lakeside Shares will be, upon their issuance, if issued in accordance with the Sprott Warrant, duly and validly issued and fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                       LAVERY, de BILLY
                                       General Partnership